UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 27, 2005
Vector Group Ltd.
(Exact name of registrant as specified in its charter)

Delaware	1-5759	65-0949535

(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
100 S.E. Second Street, Miami, Florida 33131
(Address of principal executive offices) (Zip Code)
(305) 579-8000
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K fling is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On September 27, 2005, Howard M. Lorber, 57, was named Chief Executive Officer of the Vector Group Ltd. (the “Company”). Mr. Lorber has served as the Company’s President and Chief Operating Officer and as a Director since January 2001, and has been a consultant to the Company since 1994. He will continue to serve as President and as a Director. Bennett S. LeBow, 67, who has served as Chief Executive Officer of Vector Group since 1990, has been named Executive Chairman of the Board and will continue to work closely with the Company’s management team. These new appointments are effective January 1, 2006.
     In connection with the foregoing, on September 27, 2005, the Company and Mr. LeBow entered into an Amended and Restated Employment Agreement (the “Amended Employment Agreement”). Under the Amended Employment Agreement, Mr. LeBow has agreed to serve as the Executive Chairman of the Board of the Company from January 1, 2006 through December 30, 2008 (the “Employment Term”), unless his employment is terminated earlier in accordance with the Amended Employment Agreement. The Amended Employment Agreement provides that Mr. LeBow will receive an annual salary of $3,950,000 (less the base salary paid to Mr. LeBow by New Valley Corporation). Following termination of Mr. LeBow’s employment or his retirement, Mr. LeBow shall be subject to certain non-competition, non-hire, and other provisions in favor of the Company. The Amended Employment Agreement provides Mr. LeBow will be treated as having reached normal retirement date under the Company’s Supplemental Retirement Plan (the “SERP”) if he is employed through December 30, 2008. In addition, the Company has agreed to establish a separate trust for Mr. LeBow that is not subject to the claims of the Company’s creditors and shall make a contribution to such trust of $125,000 per quarter during each year of the Employment Term, and a proportional part of each payment to Mr. LeBow under the SERP will be made from the assets of such trust. In addition, for a period of five years following such retirement, Mr. LeBow will be required to provide consulting services and advice to the Company for up to 15 days per year, for which he will be paid a daily fee of $17,000.
     In addition, on September 27, 2005, Mr. Lorber was awarded a restricted stock grant of 500,000 shares of the Company’s common stock pursuant to the Company’s Amended and Restated 1999 Long-Term Incentive Plan. In connection with the grant, the Company entered into a Restricted Share Award Agreement (the “Restricted Share Agreement”) with Mr. Lorber on that date. Pursuant to the Restricted Share Agreement, one-fourth of the shares vest on September 15, 2006, with an additional one-fourth vesting on each of the three succeeding one-year anniversaries of the first vesting date through September 15, 2009. In the event Mr. Lorber’s employment with the Company is terminated for any reason other than his death, his disability or a change of control (as defined in the Restricted Share Agreement) of the Company, any remaining balance of the shares not previously vested will be forfeited by Mr. Lorber.
     The summary of the foregoing transactions are qualified in their entirety by reference to the text of the Amended Employment Agreement and Restricted Share Agreement, which are included as exhibits hereto and incorporated herein by reference.

Item 3.03 Unregistered Sales of Equity Securities
     See Item 1.01, which is incorporated herein by reference.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     See Item 1.01, which is incorporated herein by reference.
     Mr. Lorber has been President, Chief Operating Officer and a director of the Company and VGR Holding Inc. since January 2001. Since November 1994, Mr. Lorber has served as President and Chief Operating Officer of New Valley Corporation, where he also serves as a director. Mr. Lorber was Chairman of the Board of Directors of Hallman & Lorber Assoc. Inc., consultants and actuaries of qualified pension and profit sharing plans, and various of its affiliates from 1975 to December 2004 and has been a consultant to these entities since January 2005; a stockholder and a registered representative of Aegis Capital Corp., a broker-dealer and a member firm of the National Association of Securities Dealers, since 1984; Chairman of the Board of Directors since 1987 and Chief Executive Officer since November 1993 of Nathan’s Famous, Inc., a chain of fast food restaurants; a consultant to the Company and its Liggett Group Inc. subsidiary from January 1994 to January 2001; a director of United Capital Corp., a real estate investment and diversified manufacturing company, since May 1991; and the Chairman of the Board of Ladenburg Thalmann Financial Services since May 2001. He is also a trustee of Long Island University.
Item 9.01 Financial Statements and Exhibits
(d)  Exhibits

10.1	Amended and Restated Employment Agreement, dated as of September 27, 2005, between Vector Group Ltd. and Bennett S. LeBow.
10.2	Restricted Share Award Agreement, dated as of September 27, 2005, between Vector Group Ltd. and Howard M. Lorber.
99.1	Press Release dated as of September 27, 2005.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VECTOR GROUP LTD.
By:	/s/ Joselynn D. Van Siclen
Joselynn D. Van Siclen
Vice President and Chief Financial Officer

Date: September 28, 2005

4